Exhibit 99.1
RedEnvelope, Inc. Reports Second Quarter Fiscal 2007 Results
SAN FRANCISCO, CA (October 31, 2006) — RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the second quarter ended October 1, 2006.
Net revenues for the second quarter of fiscal 2007 were $15.5 million, compared to $13.1 million recorded in the second quarter of fiscal 2006, an increase of 18.3%. Net loss for the second quarter of fiscal 2007 was $(3.7) million, or $(0.39) per diluted share, compared to a net loss of $(3.5) million, or $(0.39) per diluted share in the second quarter of fiscal 2006. Net loss for the second quarter of fiscal 2007 includes stock option expenses of $553,000 as required by SFAS No. 123(R), “Share-Based Payment,” which was adopted on April 3, 2006.
For the six months ended October 1, 2006, net revenues increased 11.3% to $42.4 million from $38.1 million for the same period in fiscal 2006. Net loss for the first six months of fiscal 2007 was $(4.6) million, or $(0.49) per diluted share, compared to a net loss of $(5.2) million, or $(0.59) per diluted share during the same period in fiscal 2006. Net loss for the first six months of fiscal 2007 includes stock option expenses of $1.1 million, as required by SFAS No. 123(R).
“We are pleased with our 18% sales growth and ability to leverage expenses as we continue our efforts to drive our business toward profitability,” said Ken Constable, President and Chief Executive Officer. “Our improved second quarter results are primarily due to agile online and e-mail channel management, as well as increased efficiencies and enhanced product assortment and creative presentation in our catalog channel. Sales across all of our marketing channels were up double digits year-over-year. We expanded our gross profit margin by 270 basis points to nearly 50% as we effectively managed our annual summer sale. In addition, we maintained tight accountability across all operating expenses.”
Mr. Constable continued, “For the past several months, the entire company has been focused on preparing for the holiday gift giving season, and we believe that we are well-positioned to realize our potential during this peak period. We have a very exciting holiday product assortment that emphasizes our core home and jewelry categories. Further, our first holiday catalog, which we are beginning to mail this week, features improved presentation of our unique and upscale gifts. We continue to make technology and operations improvements, including increasing capacity in our fulfillment center, and we believe that we are prepared to respond quickly to unforeseen developments. We continue to believe that RedEnvelope will successfully demonstrate the financial viability of our business model in fiscal 2007.”
Second Quarter Fiscal 2007 Business Highlights
•	Net revenues per order grew to approximately $78, compared to approximately $74 in Q2 fiscal 2006

•	Gross profit per order grew to approximately $39 compared to $35 in Q2 fiscal 2006

•	Approximately 200,000 orders shipped, an increase of 12.6% from the prior year

•	New customers grew by approximately 62,000 from the end of Q1 fiscal 2007, bringing the total customer file to nearly 3.1 million names

•	Home and jewelry categories were approximately 24% and 23% of net revenues, respectively

Gross profit margin was 49.8% of net revenues in the second quarter of fiscal 2007, compared to 47.1% in the same period last fiscal year. The gross margin strengthened year-over-year due to improved full price and sale margins, as well as improved shipping margins.
Marketing expenses in the second quarter of fiscal 2007 were 20.4% of net revenues, compared to 20.8% in the same period last year, primarily due to increased efficiencies across all channels.
For the second quarter of fiscal 2007, fulfillment expenses increased to 17.9% of net revenues, from 17.0% in the second quarter of fiscal 2006, as the Company undertook projects to prepare for the holiday selling season.
General and administrative expenses declined as a percentage of net revenues to 35.5% for the second quarter of fiscal 2007, compared to 36.4% in the same period last year. On a dollar basis, general and administrative expenses increased to $5.5 million in the second quarter of fiscal 2007, from $4.8 million in the comparable period in fiscal 2006. The year-over-year increase was primarily due to $553,000 in stock option expenses, as a result of the adoption of SFAS No. 123(R).
As of October 1, 2006, RedEnvelope had $3.1 million in cash and short-term investments. In addition, the Company has a $12.5 million revolving credit facility, subject to available borrowing determined by an inventory-based formula, which it believes will be sufficient to fund operations and anticipated capital expenditures for the coming year. As of October 1, 2006, the Company did not have any outstanding borrowings under this facility. At the end of the second quarter, inventory was $22.9 million, compared to $14.0 million in the prior year, as RedEnvelope has increased its investment in core products, which the Company currently anticipates selling during the upcoming holiday season.
In addition, RedEnvelope today announced that Greggory Hammann and Brett Hendrickson have tendered their resignations as members of the Company’s Board of Directors. Both of them joined RedEnvelope’s Board of Directors in August, 2005.
“We appreciate the valuable service that Gregg and Brett have provided to RedEnvelope and we wish them well,” said Ken Constable, President and Chief Executive Officer.
Guidance
RedEnvelope maintains its previously-issued fiscal 2007 guidance that net revenues will grow approximately 7% to 10% over fiscal 2006, and that the Company will achieve a net loss of approximately $2.0 million to $2.5 million. This net loss projection includes the Company’s current estimate that the adoption of SFAS 123(R) will result in stock option compensation expenses of approximately $2.0 million to $2.5 million this fiscal year, although actual results may differ due to differences and changes in components of the expense calculation during the fiscal year. The Company has increased its planned capital expenditures for fiscal 2007 to $4.0 million from $3.5 million in order to expand fulfillment capacity prior to the fiscal 2008 holiday season, although this does not affect anticipated operating results in fiscal 2007.
Conference Call
RedEnvelope, Inc. will host a conference call today, October 31, 2006 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Ken Constable, President and Chief Executive Officer, and Polly Boe, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website under the “About RedEnvelope” tab at www.RedEnvelope.com. The webcast will be archived online within one hour of the completion of the conference call and available for 12 months.

About RedEnvelope, Inc.
RedEnvelope, Inc. is a branded online retailer of upscale gifts, dedicated to helping women celebrate and nurture their closest personal relationships with unique gifts and unequalled gift-giving experiences. RedEnvelope offers an extensive and fresh collection of imaginative, original gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause anticipated increases in sales; ongoing system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; planned cost-control measures may fail to yield satisfactory results; vacancies and changes in key management positions and personnel; the inability to attract and retain qualified managerial, creative and technical personnel; integration of recently hired key personnel, and other managerial, technical, finance, accounting and operations personnel, and potential disruption occasioned thereby; failure of the market to accept our new or existing products and competition relating to such products; planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 2, 2006 and Quarterly Report on Form 10-Q for the period ended July 2, 2006, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors That May Affect Future Results,” which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 954-1100
— Financial Tables Follow —

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	October 1,		October 2,		October 1,		October 2,
	2006	%	2005	%	2006	%	2005	%
	(In thousands, except for per share data)
Net revenues	$15,531	100.0%	$13,124	100.0%	$42,389	100.0%	$38,102	100.0%
Cost of sales	7,804	50.2%	6,946	52.9%	20,412	48.2%	18,675	49.0%

Gross profit	7,727	49.8%	6,178	47.1%	21,977	51.8%	19,427	51.0%

Operating expenses:
Fulfillment	2,787	17.9%	2,233	17.0%	6,206	14.6%	5,638	14.8%
Marketing	3,165	20.4%	2,727	20.8%	9,450	22.3%	9,590	25.2%
General and administrative	5,507	35.5%	4,780	36.4%	10,996	25.9%	9,591	25.2%

Total operating expenses	11,459	73.8%	9,740	74.2%	26,652	62.9%	24,819	65.1%

Loss from operations	(3,732)	-24.0%	(3,562)	-27.1%	(4,675)	-11.0%	(5,392)	-14.2%
Interest income, net	44	0.3%	73	0.6%	87	0.2%	151	0.4%

Net loss	$(3,688)	-23.7%	$(3,489)	-26.6%	$(4,588)	-10.8%	$(5,241)	-13.8%

Net loss per share — basic and diluted	$(0.39)		$(0.39)		$(0.49)		$(0.59)

Weighted average shares outstanding — basic and diluted	9,424		8,996		9,325		8,958

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	October 1,	April 2,	October 2,
	2006	2006	2005
		(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$3,143	$3,277	$3,286
Short-term investments	—	6,762	10,122
Accounts receivable, net	969	1,054	792
Inventory	22,928	19,690	13,976
Prepaid catalog costs and other current assets	3,883	2,793	3,879

Total current assets	30,923	33,576	32,055

Property and equipment, net	7,607	7,255	7,473
Other assets	200	146	503

Total assets	$38,730	$40,977	$40,031

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$14,247	$13,829	$13,237
Capital lease obligations, current	207	312	549

Total current liabilities	14,454	14,141	13,786

Capital lease obligations, long-term	456	136	39
Deferred rent	594	710	792

Total liabilities	15,504	14,987	14,617

Stockholders’ equity:
Common stock	97	94	91
Additional paid-in capital	117,188	115,367	114,413
Notes receivable from stockholders	(44)	(44)	(44)
Accumulated deficit	(94,015)	(89,427)	(89,046)

Total stockholders’ equity	23,226	25,990	25,414

Total liabilities and stockholders’ equity	$38,730	$40,977	$40,031

REDENVELOPE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
	October 1,	October 2,
	2006	2005
	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(4,588)	$(5,241)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,600	1,596
Stock based compensation	1,234	6
Other non-cash charges	(75)	(12)
Changes in current assets and liabilities:
Accounts receivable	85	200
Inventory	(3,238)	72
Prepaid catalog and other assets	(1,039)	26
Accounts payable and accrued expenses	556	(1,254)

Net cash used in operating activities	(5,465)	(4,607)

Cash Flows From Investing Activities:
Maturities of short-term investments	11,619	17,544
Purchases of short-term of investments	(4,857)	(13,315)
Purchase of property and equipment	(1,594)	(1,447)

Net cash provided by investing activities	5,168	2,782

Cash Flows From Financing Activities:
Proceeds from issuance of stock	590	621
Principal payments on capital lease obligations	(283)	(317)
Payment of debt acquisition costs	(144)	—

Net cash provided by financing activities	163	304

Net decrease in cash and cash equivalents	(134)	(1,521)
Cash and cash equivalents at beginning of period	3,277	4,807

Cash and cash equivalents at end of period	$3,143	$3,286

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